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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No. 1 )*
                                           ---


                              Jameson Inns, Inc.
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                               (Name of Issuer)


                    Common Stock, par value $.10 per share
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                        (Title of Class of Securities)


                                   470457102
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                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages
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CUSIP No.  470457102            13G             Page    2    of    4    Pages
         -------------                               -------    -------

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1    NAME OF REPORTI REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Thomas W. Kitchin
     ###-##-####
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)  [_]
          (b)  [_]
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3    SEC USE ONLY
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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
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  NUMBER OF        5  SOLE VOTING POWER

  SHARES              660,232
                   -------------------------------------------------------------
  BENEFICIALLY     6  SHARED VOTING POWER

  OWNED BY            46,938
                   -------------------------------------------------------------
  EACH             7  SOLE DISPOSITIVE POWER

  REPORTING           660,232
                   -------------------------------------------------------------
  PERSON           8  SHARED DISPOSITIVE POWER

  WITH                46,938
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     707,170
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.6%
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12   TYPE OF REPORTING PERSON

     IN
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CUSIP No.  006743 10 8          13G             Page    3    of    4    Pages
         ---------------                             -------    -------

Item 1(a).  Name of Issuer:     Jameson Inns, Inc.
---------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
------------------------------------------------------------
            8 Perimeter Center East, Suite 8050
            Atlanta, GA 30346-1603

Item 2(a).  Name of Person Filing:    Thomas W. Kitchin
----------------------------------

Item 2(b).  Address of Principal Business Office or, if none, Residence:
------------------------------------------------------------------------
            8 Perimeter Center East, Suite 8050
            Atlanta, GA 30346-1603

Item 2(c).  Citizenship:    United States of America
------------------------

Item 2(d).  Title of Class of Securities:    Common Stock
-----------------------------------------

Item 2(e).  CUSIP Number:   479457102
-------------------------

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
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         check whether the person filing is a:   N/A
         -------------------------------------

Item 4.  Ownership.
-------------------

      (a) Amount Beneficially Owned:  707,170

      (b) Percent of Class:    9.6%

      (c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote:  660,232

               (ii)  shared power to vote or to direct the vote:  46,938

               (iii) sole power to dispose or to direct the disposition of:
                     660,232

               (iv)  shared power to dispose or to direct the disposition of:
                     46,938

Item 5.  Ownership of Five Percent or Less of a Class.   N/A
------------------------------------------------------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.    N/A
-------------------------------------------------------------------------

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
-------------------------------------------------------------------------------
         Security Being Reported on By the Parent Holding Company.    N/A
         ---------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.    N/A
-------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.    N/A
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CUSIP No.  006743 10 8          13G             Page    4    of    4    Pages
         ---------------                             -------    -------

Item 10. Certification.   N/A
-----------------------

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1997
                --


                                     /s/ Thomas W. Kitchin
                                    --------------------------------------------
                                    Thomas W. Kitchin